                                                                     Exhibit 3.1

            CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                               OF NETMANAGE, INC.

      The undersigned, the Chief Executive Officer of NetManage, Inc., a Delaware corporation (the "Corporation") does hereby certify as follows:


1.    The name of the Corporation is NetManage, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of California on April 30, 1990. The Certificate of Incorporation of the NetManage (Delaware), Inc. was filed with the Secretary of State of the State of Delaware on July 23, 1993. The Certificate of Merger, merging NetManage (Delaware), Inc. with and into NetManage Inc., was filed with the Secretary of State of the State of Delaware on September 21, 1993.

3. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware hereby amends Article IV of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as follows:

      By adding to the end of Article IV, Paragraph (1) the following:

      Simultaneously with the effective date of this Certificate of Amendment (the "Effective Date"), all shares of Common Stock issued and outstanding or held in treasury shall be and hereby are automatically combined and reclassified as follows:

            Each seven (7) shares of Common Stock issued and outstanding or held in treasury shall be combined and reclassified (the "Reverse Stock Split") as one (1) share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest upon the surrender to the Exchange Agent of certificates representing such shares. The cash payment will be equal to the fraction to which the stockholder otherwise would be entitled, multiplied by the average closing sale prices of old shares (as adjusted to reflect the reverse split) for the 20 trading days immediately before the Effective Date, as officially reported by the Nasdaq National Market. If such price or prices are not available, the fractional shares payment will be based on the average of the last bid and ask prices of old shares for such days, in each case as officially reported by the Nasdaq National Market, or other such process as determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefore described herein.

4. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, Zvi Alon and Michael R. Peckham, have signed this Certificate of Amendment as President and Secretary, respectively, of the Corporation, this 30th day of August 2002.

  /s/ Zvi Alon
---------------------------
Zvi Alon, President

  /s/ Michael Peckham
---------------------------
Michael R. Peckham, Secretary